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As filed with the Securities and Exchange Commission on July 20, 2007

Registration No. 333-141915

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLADELOGIC, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	04-3569976 (I.R.S. Employer Identification Number)
10 Maguire Road, Building 3 Lexington, Massachusetts 02421 (781) 257-3500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dev Ittycheria
President and Chief Executive Officer
BladeLogic, Inc.
10 Maguire Road, Building 3
Lexington, Massachusetts 02421
(781) 257-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey C. Hadden, Esq. Michael S. Turner, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Michael J. Cayer, Esq. General Counsel BladeLogic, Inc. 10 Maguire Road, Building 3 Lexington, Massachusetts 02421 (781) 257-3500	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

 Explanatory Note

        BladeLogic, Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-141915) for the purpose of filing Exhibits 10.22 and 10.26 to the Registration Statement with the Securities and Exchange Commission. These exhibits replace the versions that were previously filed with Amendment No. 2 to the Registration Statement on June 19, 2007. This Amendment No. 4 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, incurred in connection with the issuance and distribution of the common stock registered hereby. All amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq Global Market listing fee.

Amount To Be Paid
SEC registration fee	$2,472
NASD filing fee	8,550
Nasdaq Global Market listing fee	100,000
Printing and mailing expenses	225,000
Legal fees and expenses	900,000
Accounting fees and expenses	800,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous	148,978

Total	$2,200,000

Item 14. Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        Article VII of our Ninth Amended and Restated Certificate of Incorporation, as amended to date (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

        Article V of our By-Laws, as amended to date (the "By-Laws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided however, with respect to actions, suits and proceedings other than by or in the right of our company, that no indemnification shall be made under in respect of any claim, issue or matter as to which he or she has been finally adjudged by a court of competent jurisdiction to be liable to our company, unless, and only to the extent that, the Delaware Court of Chancery or another court in which such proceeding was brought has determined upon application that, despite adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnification for such expenses that such court deem proper. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

        In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and executive officers, and other entities to the fullest extent permitted by law.

Item 15. Recent Sales of Unregistered Securities.

        Set forth below is information regarding shares of capital stock issued, warrants issued and options granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares, warrants and options and information relating to the section of the Securities Act, or rules of the SEC under which exemption from registration was claimed. Certain of the transactions described below involved directors, officers and five percent stockholders. See "Certain Relationships and Related Party Transactions."

        No underwriters were involved in the following sales of securities. The securities described in paragraphs (a)(i)-(ii) and (b) below were issued to U.S. investors in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of our preferred stock described below represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and that they understood that the securities must be held indefinitely unless a subsequent disposition was registered under the Securities Act or exempt from registration. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from registration. The issuance of stock options and the common stock issuable upon the exercise of stock options as described in paragraph (c) below were issued pursuant to written compensatory benefit plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

(a)   Capital Stock

        (i)    In May 2004, we issued an aggregate of 3,380,281 shares of our Series C convertible preferred stock, which are convertible into 1,690,136 shares of our common stock, for an aggregate purchase price of $6,000,000, or $1.775 per share, to the following purchasers:

Series C Preferred Stock
Investor
MK Capital SBIC, L.P.	1,469,524
MK Capital, L.P.	220,617
The Productivity Fund IV, L.P.	813,769
The Productivity Fund IV Advisors Fund, L.P.	31,301
Bessemer Venture Partners V L.P.	48,324
Bessec Ventures V L.P.	54,493
BVE 2001 LLC	1,223
BVE 2001(Q) LLC	19,904
BIP 2001 L.P.	16,901
Battery Ventures VI, L.P.	135,211
Battery Investment Partners VI, LLC	5,634
JAFCO America Technology Fund III, L.P.	228,767
JAFCO America Technology Cayman Fund III, L.P.	208,745
JAFCO USIT Fund III, L.P.	100,964
JAFCO America Technology Affiliates Fund III, L.P.	24,904

        (ii)   In June 2005, we issued an aggregate of 2,377,457 shares of our Series D convertible preferred stock, convertible into 1,188,725 shares of our common stock, for an aggregate purchase price of $6,800,000, or $2.8602 per share, to the following purchasers:

Series D Preferred Stock
Investor
MK Capital SBIC, L.P.	911,475
MK Capital, L.P.	137,403
The Productivity Fund IV, L.P.	505,014
The Productivity Fund IV Advisors Fund, L.P.	19,425
Bessemer Venture Partners V L.P.	119,957
Bessec Ventures V L.P.	135,270
BVE 2001 LLC	3,034
BVE 2001(Q) LLC	49,410
BIP 2001 L.P.	41,955
Battery Ventures VI, L.P.	167,820
Battery Investment Partners VI, LLC	6,993
JAFCO America Technology Fund III, L.P.	113,575
JAFCO America Technology Cayman Fund III, L.P.	103,636
JAFCO USIT Fund III, L.P.	50,126
JAFCO America Technology Affiliates Fund III, L.P.	12,364

(b)   Warrant

        In connection with the July 2004 financing transaction, we issued a seven-year warrant, expiring July 22, 2011, to purchase 66,782 shares of our common stock at an exercise price of $1.50 per share to Comerica Bank in connection with the procurement of financing from this warrant holder.

(c)   Issuances under Third Amended and Restated 2001 Stock Option and Grant Plan

        Since January 2004, we issued, under our Third Amended and Restated 2001 Stock Option and Grant Plan, an aggregate of 6,061,468 options to purchase shares of our common stock to certain of our employees, consultants and non-employee directors at exercise prices ranging from $0.02 to $10.00. Since January 2004, we have issued 1,354,424 shares of our common stock pursuant to the exercise of stock options for an aggregate consideration of $892,275.

        Since January 2004, we also issued, under our Third Amended and Restated 2001 Stock Option and Grant Plan, an aggregate of 575,568 shares of restricted and unrestricted common stock to certain of our employees, consultants and non-employee directors, of which 295,149 shares were unrestricted as of April 30, 2007.

Item 16. Exhibits and Financial Statement Schedules.

        (a)   Exhibits

        See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lexington, Commonwealth of Massachusetts, on July 20, 2007.

BLADELOGIC, INC.
By:	/s/ DEV ITTYCHERIA Dev Ittycheria President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated on July 20, 2007:

Signature	Title
/s/ DEV ITTYCHERIA Dev Ittycheria	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN J. GAVIN, JR. John J. Gavin, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)
* Vijay Manwani	Senior Vice President, Chief Technology Officer and Director
* Steven C. Walske	Director
* Edwin J. Gillis	Director
* Robert P. Goodman	Director
* Peter Gyenes	Director
* R. David Tabors	Director
* Mark Terbeek	Director
*By:	/s/ DEV ITTYCHERIA Dev Ittycheria Attorney-in-fact

EXHIBIT INDEX

Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Form of Eighth Amended and Restated Certificate of Incorporation of the Registrant
3.2*	Form of Ninth Amended and Restated Certificate of Incorporation of the Registrant
3.3*	Amended and Restated By-laws of the Registrant
4.1*	Specimen Stock Certificate
4.2*	Fourth Amended and Restated Registration Rights Agreement, dated as of June 24, 2005
5.1*	Opinion of Goodwin Procter LLP
10.1*	Third Amended and Restated 2001 Stock Option and Grant Plan
10.2*	Form of Incentive Stock Option Agreement under the 2001 Stock Option and Grant Plan
10.3*	Form of Non-Qualified Stock Option Agreement under the 2001 Stock Option and Grant Plan
10.4*	Form of Employee Stock Restriction Agreement under the 2001 Stock Option and Grant Plan
10.5*	2007 Stock Option and Incentive Plan
10.6*	Form of Incentive Stock Option Agreement under the 2007 Stock Option and Incentive Plan
10.7*	Form of Non-Qualified Stock Option Agreement under the 2007 Stock Option and Incentive Plan
10.8*	Form of Restricted Stock Agreement under the 2007 Stock Option and Incentive Plan
10.9*	Fourth Amended and Restated Stockholders' Agreement dated as of June 24, 2005
10.10*	Employment Agreement between the Registrant and Dev Ittycheria, dated as of September 6, 2001
10.11*	Employment Agreement between the Registrant and Vijay Manwani, dated as of September 6, 2001
10.12*	Offer Letter between the Registrant and Jeffrey Liotta, dated as of June 20, 2006
10.13*	Offer Letter between the Registrant and John J. Gavin, Jr., dated as of November 26, 2006
10.14*	Offer Letter between the Registrant and John McMahon, dated as of August 24, 2005
10.15*	Separation Agreement between the Registrant and Melissa Cruz, dated as of November 9, 2006
10.16*	Form of Indemnification Agreement between the Registrant and each of its Directors and Executive Officers
10.17*	Loan and Security Agreement between the Registrant and Comerica Bank, dated as of July 22, 2004
10.18*	First Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated as of April 26, 2006

10.19*	Lease between the Registrant and Lexington Corporate Center Associates LLC, dated as of January 10, 2006
10.20*	Letter Agreement between the Registrant and Dev Ittycheria, dated as of April 5, 2007
10.21*	Second Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated as of June 15, 2007
10.22	Form of Change in Control Agreement
10.23*	Non-Employee Directors Compensation Plan
10.24*	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the 2007 Stock Option and Incentive Plan
10.25*	Form of Restricted Stock Agreement for Non-Employee Directors under the 2007 Stock Option and Incentive Plan
10.26	Senior Executive Incentive Bonus Plan
10.27*	Series A Preferred Stock Redemption Agreement, dated as of June 12, 2007
10.28*	Form of Director Stock Restriction Agreement under the 2001 Stock Option and Grant Plan
21.1*	List of Subsidiaries
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.3*	Consent of Orchard Partners, Inc.
24.1*	Power of Attorney

*
Previously filed

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
Item 14. Indemnification of Directors and Officers.
Item 15. Recent Sales of Unregistered Securities.
Item 16. Exhibits and Financial Statement Schedules.
Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX